[Asian Financial Letter Head]

Asian Financial, Inc.
Wenhua Guo
No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, China 102600
Facsimile: (86)(10) 6021-6825

ASIAN FINANCIAL ANNOUNCED
SECURITIES OFFERING OF $23.5 MILLION

[Media], [Location], October 24, 2006 - Asian Financial, Inc. announced today that it signed a $23.5 million private equity placement deal with certain select institutional investors to purchase 16,447,019 shares of its common stock at a price of approximately $1.43 per share. The transaction is scheduled to close on or prior to November 17, 2006, subject to the customary closing conditions.

The shares issued and sold in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Asian Financial will file a registration statement covering the resale of shares of common stock issued at the closing and shares of common stock issuable upon the exercise of certain warrants that will be issued to its placement agent at the closing.

Asian Financial will issue additional shares of common stock to the investors for no additional consideration if the company’s audited working capital amount as of June 30, 2006 does not reach $3,500,000. In addition, if the company’s financial performance does not reach the following benchmarks required by the investors, its controlling shareholder, Mr. Wenhua Guo will transfer to the investors for no additional consideration up to 112.5% of the number of shares of common stock issued at the closing of the Purchase Agreement (collectively, “Make Good Shares”). In the event that the after-tax net income of the company for the fiscal year ended June 30, 2006 is less than $12 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; in the event that either earnings per share for the fiscal year ending June 30, 2007 is less than $0.60 on a fully diluted basis or the after tax net income of the company for the fiscal year ending June 30, 2007 is less than $16 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; and in the event that either earnings per share for the fiscal year ending June 30, 2008 is less than $0.89 on a fully diluted basis or the after tax net income of the company for the fiscal year ending June 30, 2008 is less than $23.9 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing. These additional shares, when and if issued or delivered, will have registration rights.

In addition to the financing received from the private placement, Asian Financial will have the opportunity to enhance its corporate governance and investors relationship. Asian Financial has agreed that it will hire a well qualified chief financial officer and that the board of directors of the company will be comprised of a majority of independent directors. Additionally, Asian Financial has agreed to use commercially reasonable efforts to retain a nationally recognized investors relations firm.

Asian Financial plans to change its name to “Duoyuan Digital Printing Holdings Company” (tentative) and contemplates to effect a reverse stock split as soon as practical after the closing of the private placement.

 ABOUT ASIAN FINANCIAL, INC.

Asian Financial, through its operating subsidiary Duoyuan China, is a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry.  Asian Financial is one of the leading non-government owned offset printing equipment manufacturers in China.  Its products cover all three stages of the offset printing process, including prepress, press and postpress. Asian Financial and its subsidiaries currently have over 1,700 employees.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements about the current expectations, beliefs, intentions or strategies regarding the future of the company.  Words such as “expects,” “intends,” “plans,” “contemplates” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to the company’s future expectations, performance, plans, and prospects, as well as assumptions about future events. All forward-looking statements included in this release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. The forward-looking statements contained herein involve risks and uncertainties discussed in the company’s periodic filings with the Securities and Exchange Commission. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this report. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.